EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
TD Banknorth Inc.:
We consent to the use of our report, dated February 25, 2005, with respect to the consolidated balance sheet of Banknorth Group, Inc. as of December 31, 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of TD Banknorth Inc., incorporated herein by reference, and to the references to our firm under the heading “Experts” in the prospectuses and the registration statement.
/s/ KPMG LLP
Boston, Massachusetts
March 13, 2006